EX-99.a.1

CERTIFICATE OF TRUST

OF

NEWFLEET GLOBAL MULTI-SECTOR INCOME FUND

This Certificate of Trust of the Newfleet Global Multi-Sector Income Fund, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:                      The name of the statutory trust formed hereby is Newfleet Global Multi-Sector Income Fund.

SECOND:                 The address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

THIRD:                     The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:                 This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 22 day of August 2011.

/s/ George R. Aylward George R. Aylward, Trustee